Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Unum Limited Savings-Related Share Option Scheme 2008 of Unum Group of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedules of Unum Group, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Unum Group filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chattanooga, TN

April 28, 2009